EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Bank Contact: Jonathan J. Wick
Executive Vice President/COO/CFO
(760) 325-4442

CANYON BANCORP REPORTS

RESULTS FOR SECOND QUARTER

PALM SPRINGS, CA: July 31, 2008 - Canyon Bancorp (OTCBB: CYBA) today announced total assets at June 30, 2008 were $289.7 million and net loans receivable were $248.5 million. Canyon Bancorp earned $160,000 or $0.06 per diluted share for the second quarter ended June 30, 2008 compared to income of $1,077,000 or $0.42 per diluted share for second quarter of 2007. For the six months ended June 30, 2008, Canyon Bancorp earned $211,000 or $0.08 per diluted share compared to $2,149,000 or $0.85 per diluted share for the same period in 2007.

Like many Southern California banks, the Company’s earnings continued to be affected by the current residential real estate market conditions that impacted construction loans. Because of these factors and increases in classified loans and loan charge-offs, the provision for loan losses increased from $110,000 in the second quarter of 2007 to $825,000 in the second quarter of 2008. Notwithstanding these items, the Company continues to be profitable during these very challenging times.

Other financial highlights for the second quarter 2008 compared to the same period in 2007:

•	Total shareholders’ equity increased by $1.9 million or 7.1 percent to $28.8 million.

•	Capital to assets ratio for the second quarter 2008 was 9.95 percent compared to 10.33 percent for the same period in 2007.

•	Total assets increased $29.1 million or 11.2 percent to $289.7 million.

•	Net loans receivable increased $28.5 million or 12.9 percent to $248.5 million.

•	Total deposits increased $4.8 million or 2.1 percent to $236.4 million.

•	Book value per share increased $0.61 or 5.6 percent to $11.55.

President and CEO Stephen G. Hoffmann said, “Canyon Bancorp has shown growth in total assets, loans, deposits and shareholder equity, when compared to the same period in 2007, and has remained profitable for the first six months of 2008. Our capital ratios exceed the requirements for a ‘well capitalized bank’. We have recently celebrated our 10 year anniversary, and look forward to the 2009 opening of our newest branch office in Indio.”

Canyon Bancorp is a bank holding company with one banking subsidiary, Canyon National Bank, a full-service commercial bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoke Tree Village Shopping Center and 901 East Tahquitz Canyon Way. Palm Desert branch locations are at 74-150 Country Club Drive and 77-933 Las Montanas Road across from Sun City. Shares of the Company’s common stock are traded on the Over the Counter Bulletin Board – stock symbol CYBA.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements.

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CANYON BANCORP & SUBSIDIARY

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	6/30/2008 (Unaudited)	12/31/2007 (Audited)	6/30/2007 (Unaudited)
Assets
Cash and cash equivalents	$17,244	$13,562	$16,945
Interest-bearing deposits in other financial institutions	—	—	1,382
Investment securities available for sale	9,269	12,196	12,063
Federal Home Loan Bank, Federal Reserve Bank and Pacific Coast Bankers’ Bank restricted stock, at cost	1,764	1,890	1,585
Loans held for sale	109	123	390
Loans receivable, net	248,526	248,468	220,034
Furniture, fixtures and equipment	5,446	5,680	4,363
Income tax receivable	931	909	—
Deferred tax asset	1,484	1,430	1,722
Foreclosed assets	3,412	3,073	—
Other assets	1,533	1,825	2,122

Total Assets	$289,718	$289,156	$260,606

Liabilities and Stockholders’ Equity
Deposits:
Demand deposits	$71,135	$73,961	$78,878
NOW accounts	12,045	14,223	11,461
Savings and money market	91,422	79,262	80,076
Time certificate of deposits	61,812	63,181	61,239

Total Deposits	236,414	230,627	231,654

Other borrowed funds	22,514	28,160	—
Other liabilities	1,975	1,795	2,042

Total Liabilities	260,903	260,582	233,696

Commitments and contingencies	—	—	—

Stockholders’ Equity:
Serial Preferred Stock, $5.00 par value; authorized 10,000,000 shares; none issued or outstanding	—	—	—
Common Stock; no par value; authorized 10,000,000 shares; 2,494,802, 2,479,927, and 2,342,338 shares issued and outstanding as of June 30, 2008, December 31, 2007, and June 30, 2007, respectively	23,621	23,513	21,153
Accumulated other comprehensive income:
Unrealized loss on investment securities available-for-sale	(93)	(15)	(118)
Retained earnings	5,287	5,076	5,875

Total Stockholders’ Equity	28,815	28,574	26,910
Total Liabilities and Stockholders’ Equity	$289,718	$289,156	$260,606

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CANYON BANCORP & SUBSIDIARY

Consolidated Statement of Operations

(Unaudited)

For the three and six months ended June 30, 2008 and 2007

(Dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Interest income:
Loans receivable	$4,420	$4,921	$9,274	$9,741
Federal funds sold	27	210	107	389
Interest bearing deposits in other financial institutions	—	20	—	37
Investment securities available for sale	136	155	268	296

Total interest income	4,583	5,306	9,649	10,463
Interest expense
Deposits	1,017	1,452	2,343	2,796
Other borrowed funds	188	—	477	—

Total interest expense	1,205	1,452	2,820	2,796
Net interest income	3,378	3,854	6,829	7,667
Provision for loan losses	825	110	1,985	200

Net interest income after provision for loan losses	2,553	3,744	4,844	7,467

Noninterest income:
Service charges and fees	212	174	405	339
Loan related fees	106	87	141	266
Lease administration fees	122	185	218	407
Automated teller machine fees	196	184	375	347
Net loss on sale of foreclosed assets	(12)	—	(31)	—
Net gain on sale of investment securities	7	—	28	—

Total noninterest income	631	630	1,136	1,359

Noninterest expenses:
Salaries and employee benefits	1,329	1,224	2,687	2,654
Occupancy and equipment expense	390	355	785	727
Professional fees	69	124	122	194
Data processing	184	140	350	283
Marketing and advertising expense	96	100	231	215
Director and shareholder expense	123	153	269	265
Foreclosed asset expense, net	380	—	406	—
Other operating expense	445	465	892	873

Total noninterest expenses	3,016	2,561	5,742	5,211

Earnings before income taxes	168	1,813	238	3,615
Income tax expense	8	736	27	1,466

Net earnings	$160	$1,077	$211	$2,149

Earnings per share:
Basic	$0.06	$0.44	$0.08	$0.88
Diluted	$0.06	$0.42	$0.08	$0.85
Weighted average shares outstanding:
Basic	2,484,971	2,456,390	2,482,450	2,447,580
Diluted	2,535,563	2,542,545	2,535,590	2,543,160

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CANYON BANCORP & SUBSIDIARY

Selected Ratios

(Unaudited)

	Three Months Ended [1]		Six Months Ended [1]
	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Return on average equity	2.22%	16.30%	1.47%	16.76%
Return on average assets	0.22%	1.63%	0.14%	1.65%
Yield on interest-earning assets	6.89%	8.58%	7.11%	8.57%
Cost of interest-bearing liabilities	2.64%	3.81%	3.02%	3.77%
Net interest margin	5.08%	6.23%	5.03%	6.28%
Non-interest income / average assets	0.87%	0.95%	0.77%	1.04%
Non-interest expense / average assets	4.18%	3.88%	3.91%	4.00%
Net non-interest expense / average assets	3.31%	2.92%	3.14%	2.95%
Net charge-offs/(recoveries) to average loans	3.05%	0.00%	1.95%	0.14%

	as of:
	6/30/2008	12/31/2007	6/30/2007
Capital to assets ratio	9.95%	9.88%	10.33%
Allowance for loan losses / gross loans	1.02%	1.21%	1.55%
Loan to deposit ratio	106.6%	109.5%	95.0%
Adversely classified loans to gross loans	5.2%	0.9%	1.4%
Non-accrual loans to gross loans	4.5%	0.4%	0.6%
Demand deposit accounts / total deposit accounts	30.1%	32.1%	34.1%
Book value per share [2]	$11.55	$11.52	$10.94

[1]	Interim periods annualized

[2]	Prior year restated for past stock dividends and splits

4